EXHIBIT 11

                         INDEPENDENCE HOLDING COMPANY
                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 THREE MONTHS ENDED      SIX MONTHS ENDED
                                      JUNE 30,               JUNE 30,
                                   1995       1994        1995       1994
                                 ------------------     ------------------
Proceeds from assumed exercise
 of stock warrants...............$ 32,182  $ 42,294     $ 32,182  $ 42,294
Proceeds from assumed exercise
 of stock options................   1,534       133        1,534       133
Repurchase of treasury stock
 under paragraph 38(a) of APB
 No. 15 at the average market
 price of $3.20, $3.02,
 $3.15 and $3.16, respectively...  (9,819)   (9,549)      (9,711)   (9,995)
Assumed payment of debt
 outstanding..................... (22,835)  (20,763)     (22,310)  (20,517)
                                  -------   -------      -------   -------
Balance to be invested per
 paragraph 38(b) of APB No. 15...$  1,062  $ 12,115     $  1,695  $ 11,915
                                  =======   =======      =======   =======
Net income applicable to common
 and common equivalent shares....$  1,789  $  1,207     $  2,526  $  2,979
Add:
 Pro-forma interest income.......      21       273           68       536
 Pro-forma reduction of
  interest expense...............     913       519          892     1,026
                                  -------   -------      -------   -------
Adjusted net income..............$  2,723  $  1,999     $  3,486  $  4,541
                                  =======   =======      =======   =======
Weighted average shares
 outstanding.....................  15,342    15,813       15,414    15,817
                                  -------   -------      -------   -------
 Add:
  Shares assumed issued for
   warrants......................   3,633     4,774        3,633     4,774
  Shares assumed issued for
   options.......................     459        32          459        32
 Less:
  Treasury stock purchased.......  (3,069)   (3,162)      (3,083)   (3,163)
                                  -------   -------      -------   -------
 Incremental shares issued.......   1,023     1,644        1,009     1,643
                                  -------   -------      -------   -------
Total common and common
 equivalent shares...............  16,365    17,457       16,423    17,460
                                  =======   =======      =======   =======
Primary net income per
 common share....................$    .12  $    .08     $    .16  $    .19
                                  =======   =======      =======   =======
Primary net income per common
 and common equivalent shares....$    .17  $    .11     $    .21  $    .26
                                  =======   =======      =======   =======